UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

ALLIED GAMING & ENTERTAINMENT INC.
(Name of Registrant as Specified In Its Charter)

KNIGHTED PASTURES, LLC ROY CHOI WALTER IVEY DELPH III JENNIFER VAN DIJK PETER CHUN HOWARD DONALDSON ADAM RYMER
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Knighted Pastures, LLC, a California limited liability company (“Knighted”), together with the other participants in its solicitation, has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with the 2024/2025 annual meeting of stockholders (the “Annual Meeting”) of Allied Gaming & Entertainment Inc., a Delaware corporation (the “Company”).

On July 27, 2025, Knighted revised the press release that it had issued on July 25, 20205, to clarify the voting recommendation with respect to the Class B director nominees made by Institutional Shareholder Services. The revised press release is set forth below.

ISS RECOMMENDS ALLIED GAMING STOCKHOLDERS VOTE KNIGHTED’S BLUE PROXY CARD

Concludes that Knighted Presented a “Focused Critique” that Supports a Case for Change

Recommends Allied Gaming’s Shareholders Vote to Elect Knighted’s Class B Nominee – Roy Choi – at Upcoming Annual Meeting on Knighted’s BLUE Proxy Card

Raises Concerns about the Independence of the Incumbent Board

Highlights Issues with Allied Gaming’s Operational Performance, Corporate Governance and “Unfocused Strategy”

LOS ANGELES, CALIFORNIA (July 27, 2025) – corrects an earlier release that contained an error – Knighted Pastures, LLC and its Manager Roy Choi, together with their affiliates, the owners of approximately 31.5% of the outstanding shares of Allied Gaming & Entertainment Inc. (NASDAQ: AGAE) (“Allied Gaming” or the “Company”), today announced that a leading independent proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), has recommended that stockholders vote FOR the election of a Knighted Class B director candidate to the Company’s Board of Directors (the “Board”), on its BLUE proxy card, at the upcoming combined 2024 and 2025 Annual Meeting of Stockholders.

Roy Choi, Manager of Knighted, said:

“We are very pleased that ISS agrees with our view that there is a need for change at Allied Gaming. As ISS highlighted, under the current Board, the Company has financially and operationally underperformed over nearly every measurement period, has failed to implement any clear strategy, and has a concerning corporate governance framework.

ISS also further validated Knighted’s concerns about the independence of the Board and the lack of transparency around the Company’s strategy, transactions, and related financial disclosures.

Our vision for Allied Gaming is clear: restore accountability in the boardroom and expeditiously enact a coherent strategic vision that serves the long-term interests of all stockholders. We firmly believe that Allied Gaming has untapped potential and that with the right strategy in place, the Company’s resources could be effectively utilized to generate sustainable growth. We look forward to contributing to Allied Gaming’s bright future and urge our fellow Allied Gaming stockholders to vote FOR all six of the Knighted nominees on the BLUE proxy card.”

In its full report, ISS affirmed the case for boardroom change at Allied Gaming and agreed with Knighted’s concerns regarding the Company’s performance and governance:1

●	“The company's strategy appears unfocused, with uncertainty as to the strategic value and synergies inherent in operating each segment under one umbrella.”
●	“Further, there is a lack of transparency in how the company has made its capital allocation decisions, with recently announced initiatives lacking any financial disclosure.”
●	“AGAE has faced challenges with operational performance that have led to consistent losses. Despite these difficulties, AGAE continues to embrace an unfocused strategy, and does not provide shareholders with enough information to evaluate basic elements of performance.”
●	“The company's overall financial performance is characterized by slow revenue growth and persistent losses since 2019, which has continued into Q1 2025.”
●	“AGAE entered into two transactions, Elite Fun and Yellow River, which resulted in litigation from the dissident to rescind each transaction. . . . What is apparent, is that each of these transactions would have been significantly dilutive to shareholders, despite the company's statements that it is well capitalized and has "significant dry powder."
●	“There are also concerns regarding the independence of the board, specifically as it pertains to its largest shareholder Ourgame. Three directors, including Lu, Guo, and Li, have ties to Ourgame. Li was appointed CEO in June, making this relationship particularly concerning (he also serves as chair).”
●	“There are also concerns about board independence, key leadership changes, the company's pattern of communication with shareholders, and the circumstances surrounding recent attempts to raise capital, among other things.”
●	“[T]he dissident [. . .] has nonetheless presented a focused critique that supports a limited case for change.”
●	“Support is warranted for dissident nominee Roy Choi, who is a direct representative of the dissident.”
●	“Given the nature of the concerns, the most appropriate addition would be an independent director who can support the best interests of shareholders unaffiliated with Ourgame. It appears that dissident nominee Roy Choi is best positioned to be this voice. [. . .] the value of his perspective was arguably validated by the board when it offered to include him as an observer.”

KNIGHTED URGES ALL STOCKHOLDERS TO VOTE THE BLUE PROXY CARD TODAY!

About Knighted Pastures, LLC

Knighted Pastures, LLC focuses on investing in promising companies to support their success.

Contact Information:

Sodali & Co.

Michael Verrechia / Bill Dooley

(212) 300-2470

AGAE@investor.sodali.com

1 Permission to quote ISS was neither sought nor obtained. Emphases added.